OMB APPROVAL
                                                     OMB Number:     3235-0145
                           UNITED STATES             Expires:  October 31, 1997
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                          SCHEDULE 13D


            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (AMENDMENT NO.    1   )
                                    -------

                      PANAMSAT CORPORATION
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                        (Name of Issuer)

             COMMON STOCK, PAR VALUE $.01 PER SHARE
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                 (Title of Class of Securities)

                           697933-10-9
               ----------------------------------
                         (CUSIP Number)

                          EMILIO ROMANO
                    AV. VASCO DE QUIROGA 2000
                        COLONIA SANTA FE
                     C.P. 01210 MEXICO, D.F.
                         (525) 261-2414
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   (Name, Address and Telephone Number of Person Authorized to
               Receive Notices and Communications)

                          JUNE 13, 1997
             --------------------------------------
              (Date of Event which Requires Filing
                       of this Statement)

If  the  filing  person  has previously filed  a  statement  on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box [ ].


  CUSIP NO.   697933-10-9
             ------------

                          SCHEDULE 13D

          This Amendment No. 1 to Schedule 13D is being filed on behalf of the undersigned Reporting Persons to amend the Schedule 13D filed with the Securities and Exchange Commission on May 28, 1997 (the "Schedule 13D"), relating to shares of common stock, par value $.01 per share of PanAmSat Corporation, a Delaware corporation, in order to file an Amended and Restated Collateral Trust Agreement, which amends and restates the Collateral Trust Agreement included as Exhibit 8 to the Schedule 13D.


ITEM 7.MATERIAL TO BE FILED AS EXHIBITS
       --------------------------------
       Exhibit 1. Amended and Restated Collateral Trust Agreement, dated as of June 13, 1997, by and among PanAmSat Corporation, Hughes Communications, Inc., Satellite Company, LLC, Grupo Televisa, S.A. and IBJ Schroder Bank & Trust Company.

                            SIGNATURE
                            ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 23, 1997


                         By:  GRUPO TELEVISA, S.A.

                              By:  /s/ Emilio Romano
                                  -------------------------------
                                   Name:  Emilio Romano
                                   Title: Authorized Signatory



                            SIGNATURE
                            ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 23, 1997


                         By:  SATELLITE COMPANY, LLC

                              By:     Fonovisa Centroamerica, S.A.
                              Title:  Manager

                                   By:   /s/ Jorge Suarez Barbosa
                                       --------------------------
                                        Name:    Jorge Suarez Barbosa
                                        Title:   Attorney-in-Fact


                          EXHIBIT INDEX
                          -------------

       Exhibit 1.  Amended and Restated Collateral Trust
                   Agreement, dated as of June 26, 1997, by and among PanAmSat Corporation, Hughes
                   Communications, Inc., Satellite Company, LLC,
                   Grupo Televisa, S.A. and IBJ Schroder Bank &
                   Trust Company.